Exhibit 3.1
MFA FINANCIAL, INC.

ARTICLES OF AMENDMENT

                      MFA Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                      FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety the first sentence from Article SIXTH(a) and inserting in lieu thereof the following two new sentences to read as follows:

SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, par value $0.01 per share, amounting in the aggregate par value of ten million dollars ($10,000,000).  Of these shares of capital stock, 895,000,000 shares are classified as “Common Stock,” 5,000,000 shares are classified as “8.50% Series A Cumulative Redeemable Preferred Stock,” and 100,000,000 shares are classified as “Excess Stock.”

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 500,000,000  shares of capital stock, $0.01 par value per share, consisting of 445,000,000 shares of Common Stock, 5,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Stock and 50,000,000 shares of Excess Stock.  The aggregate par value of all authorized shares of stock having par value was $5,000,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 1,000,000,000 shares of capital stock, $0.01 par value per share, consisting of 895,000,000 shares of Common Stock, 5,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Stock, and 100,000,000 shares of Excess Stock.  The aggregate par value of all authorized shares of stock having par value is $10,000,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

FIFTH:  The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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                      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its General Counsel, Senior Vice President and Corporate Secretary on this 24th day of May 2011.

ATTEST:	MFA FINANCIAL, INC.

/s/ Timothy W. Korth	By:	/s/ William S. Gorin (SEAL)
Timothy W. Korth		William S. Gorin
General Counsel, Senior Vice President and Corporate Secretary		President